Hollyer Brady Smith Troxell
                 Barrett Rockett Hines & Mone LLP
                        Attorneys at Law
                        551 Fifth Avenue
                     New York, NY 10176-2701
                     Telephone (212) 818-1110
                     Facsimile (212) 818-0494




                               February 21, 1996


Prime Cash Fund
380 Madison Avenue, Suite 2300
New York, New York  10017

Gentlemen:

     You have requested that we render an opinion to Prime Cash Fund (the "Fund") with respect to the matters described in Rule 24f-2(b)(1) under the Investment Company Act of 1940 (the "1940 Act") which you are required to file with the Securities and Exchange Commission (the "Commission") together with a
Rule 24f-2 Notice for the fiscal year of the Fund ended
December 31, 1995 (the "Notice").

     We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the shares of the Fund, the registration of which is made definite by the accompanying Notice, were legally issued by the Fund, are fully paid and are non-assessable to the extent set forth in its prospectus and/or statement of additional information forming part of its registration statement under the Securities Act of 1933.

     We have not verified, are not passing upon and do not assume any responsibility for the accuracy or completeness of the statements contained in the Notice, or for the propriety of the filing of the Notice with the Commission.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you by Rule 24f-2(b)(1) under the Act and is intended solely for your use for the purpose of completing the filing of the Notice with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

     We hereby consent to the filing of this opinion with said Notice.

                            Very truly yours,

                         HOLLYER BRADY SMITH TROXELL
                      BARRETT ROCKETT HINES & MONE LLP




                           By: /s/ William L.D. Barrett